UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 31, 2012

Alpha and Omega Semiconductor Limited
(Exact name of registrant as specified in its charter)

Bermuda	001-34717	77-0553536
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Clarendon House
2 Church Street
Hamilton HM 11
Bermuda
(Address of principal executive offices)
(408) 830-9742
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Event

As previously disclosed in a Current Report on Form 8-K filed on December 20, 2011, Alpha and Omega Semiconductor Limited and its wholly-owned subsidiary, Jireh Semiconductor Incorporated (collectively, the “Company”) entered into an asset purchase agreement (the “Agreement”) with Integrated Device Technology, Inc. (“IDT”), pursuant to which the Company agreed to acquire from IDT certain assets, including land, building, and equipment, associated with IDT's 200mm wafer fabrication facility located in Hillsboro, Oregon, for a purchase price (the “Purchase Price”) of $26 million in cash (the “IDT Acquisition”) plus certain liability assumed. The Company previously paid a cash deposit of $5 million, which was applied to the Purchase Price. The Purchase Price is subject to adjustment based on changes in the value of certain inventory utilized in the maintenance and repair of the equipment located at the facility. Based on our current estimate, the liability assumed and the equipment part inventory adjustment are expected to be within $1 million.

On January 31, 2012, the Company closed the IDT Acquisition and paid the remaining $21 million toward the Purchase Price.

The above description is qualified in its entirety by reference to the terms of the Agreement, a copy of which was filed as Exhibit 10.1 to the Company's Form 8-K filed on December 20, 2011.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 6, 2012	Alpha and Omega Semiconductor Limited
	By:	/s/ Ephraim Kwok
Ephraim Kwok
Chief Financial Officer